EXHIBIT 99

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady                                Amy Brandt

Vice President, Chief Financial Officer	Director of Investor Relations

Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com                    E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE
July 30, 2013

ORIENT-EXPRESS HOTELS LTD. REPORTS SECOND QUARTER 2013 RESULTS

•	Second quarter same store revenue per available room (“RevPAR”) up 9% in both US dollars and local currency compared to prior-year quarter

•	Second quarter total revenue up 6% to $174.3 million from $163.8 million in prior-year quarter

•	Second quarter adjusted EBITDA up 4% to $41.4 million from $39.9 million in prior-year quarter

•	Newly elected independent director, Roland Hernandez, appointed chairman, underscoring the Company's ongoing process of renewal of its board of directors

HAMILTON, BERMUDA - July 30, 2013. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the second quarter ended June 30, 2013.

Total revenue was $174.3 million in the second quarter of 2013, up $10.5 million or 6% from $163.8 million in the second quarter of 2012. Revenue from owned hotels for the second quarter was $143.0 million, up $12.3 million or 9% from $130.7 million in the second quarter of 2012 due largely to 9% growth in same store owned hotels RevPAR. Trains & cruises revenue in the second quarter was $25.0 million, down 7% from $27.0 million in the second quarter of 2012.

Adjusted EBITDA was $41.4 million for the second quarter, up $1.5 million or 4% from $39.9 million in the prior-year period. The largest increases, which were at Charleston Place, South Carolina (up $1.7 million), Hotel Cipriani, Venice, Italy (up $1.2 million), and Hotel Splendido, Portofino, Italy (up $0.8 million), were offset by decreases at Venice Simplon-Orient-Express (down $0.9 million), Grand Hotel Europe, St. Petersburg, Russia (down $0.6 million), and the UK day trains (down $0.5 million).

Adjusted net earnings from continuing operations for the second quarter was $17.9 million ($0.17 per common share) compared with $14.7 million ($0.14 per common share) in the second quarter of 2012.

John Scott, president and chief executive officer, commented: “Our second quarter 2013 results were positive, with revenue and adjusted EBITDA growth of 6% and 4%, respectively. The strength of our European hotels was particularly encouraging and was driven by our Italian portfolio, which showed an impressive 15% year-over-year EBITDA growth in the second quarter. Representing 37% of full year 2012 revenue, our European hotels are an important contributor to our overall success, and the strength of these hotels in the second quarter, coupled with positive forward booking trends, is a promising indicator for our full year 2013 performance and signals that demand for European hotels is recovering well. I'm equally encouraged by the success of Charleston Place, which had 28% EBITDA growth in the second quarter, and is making significant strides towards a record EBITDA year.

“During the quarter,” Mr. Scott continued, “we took additional steps in the board's continuing evolution with the election of a new independent director, Roland Hernandez, to the Company's board of directors and his subsequent appointment by the board as its chairman. Roland brings a wealth of leadership and public company board experience. I am excited to work with him towards our collective goal of the Company's long-term success.”

Company highlights

The Company continues to see strong media coverage for its two newest hotels, El Encanto in Santa Barbara, California, which opened in March 2013, and Palacio Nazarenas in Cuzco, Peru, which opened in June 2012, receiving positive recognition and awareness from guests and international media during the quarter. Both hotels appeared in Travel + Leisure magazine's 2013 It List of the coolest hotel openings, and Palacio Nazarenas was also included in Condé Nast Traveller magazine's 2013 Hot List.

During the second quarter, the Company completed the restoration of the neoclassical façade of Grand Hotel Europe, which was designed in the 1830s by Italian architect Carlo Rossi. In the coming months, the Company will commence its previously announced phased, three-year renovation plan to be funded with $26.0 million of proceeds from a new $50.0 million loan facility. Also during the quarter, the Company prepared for a phased, three-year rooms refurbishment at Charleston Place, now expected to commence at the beginning of August. The Company will utilize $9.2 million of funds borrowed in December 2012 to finance the first phase of this project. Both the Grand Hotel Europe and Charleston Place renovations have been scheduled to have limited disruption on hotel operations.

On July 22nd, the Company launched Orcaella, a 50-passenger river cruiser in Myanmar, with an eleven-night journey departing from Mandalay and navigating up the Chindwin River. Orcaella is the Company's second river cruise operation in Myanmar and, along with its existing hotel in Yangon, gives the Company an additional opportunity to capitalize on the recent surge in tourism in the country. The new ship has already received extraordinary global media attention and bookings are well ahead of the Company's plan.

Following its 2013 annual general meeting of shareholders on June 28th, the Company confirmed the election of eight directors to its board, including a new independent director, Roland Hernandez, who was subsequently appointed chairman of the board. Mr. Hernandez is a successful media and entertainment executive with broad public company board experience, including as the lead director of both MGM Resorts International and Vail Resorts, Inc. He founded and has been the chief executive officer of Hernandez Media Ventures since 2001 and previously served as chief executive officer of Telemundo Group, Inc. from 1995 to 2000.

Also at the conclusion of the 2013 annual general meeting, the Company's previous chairman, J. Robert Lovejoy, and fellow board member, Philip R. Mengel, retired from the board.

Operating Performance

Europe:
In the second quarter of 2013, revenue from owned hotels was $75.2 million, up $4.3 million or 6% from $70.9 million in the second quarter of 2012. The Italian hotel portfolio recorded particularly strong results, with revenue growth of $4.0 million or 10% over the second quarter of 2012. Hotel Cipriani's results in the quarter benefited from Venice's Biennale arts festival, which takes place every other year.

Same store RevPAR in Europe was up 10% compared to the prior-year quarter in both US dollars and local currency due primarily to an 8% increase in average daily rate (“ADR”) in both US dollars and local currency.

EBITDA for the second quarter of $28.1 million was $1.3 million or 5% greater than the $26.8 million recorded for the second quarter of 2012 primarily as a result of $1.2 million and $0.8 million EBITDA increases at Hotel Cipriani and Hotel Splendido, respectively, partially offset by a $0.6 million EBITDA decrease at Grand Hotel Europe due primarily to an increase in payroll costs.

North America:
Revenue from owned hotels for the second quarter of 2013 was $36.1 million, up $6.1 million or 20% from $30.0 million in the second quarter of 2012. Revenue growth in the second quarter was driven by El Encanto, which recorded revenue of $4.1 million in its first full quarter of operations, and Charleston Place, which generated revenue growth of $2.4 million or 14% to $20.0 million, the hotel's highest recorded quarterly revenue since the Company acquired it in 1995.

Same store RevPAR in the region increased by 7% in both US dollars and local currency due to a 4% increase in same store ADR in US dollars and a two percentage point increase in same store occupancy.

EBITDA for the region was $7.6 million in the quarter, up $0.7 million or 10% from $6.9 million in the second quarter of 2012 primarily as a result of the record performance of Charleston Place, partially offset by an EBITDA loss at El Encanto arising from the hotel's initial ramp-up in operations following its March opening.

Rest of World:
Asia:
Revenue from owned hotels for the second quarter of 2013 was $6.5 million, an increase of $0.2 million or 3% compared to $6.3 million in the second quarter of 2012. Revenue growth in the region continued to be led by The Governor's Residence, Yangon, Myanmar, which was up $0.2 million, as increased tourist demand for the country continued in the quarter.

Same store RevPAR for the region increased by 2% in US dollars and 4% in local currency due to a 6% increase in ADR in US dollars (8% in local currency), offset by a two percentage point decrease in occupancy.

EBITDA decreased by $0.3 million to $1.0 million in the second quarter of 2013 due to an EBITDA loss at Jimbaran Puri Bali, Indonesia, primarily due to a one-time adjustment for certain post-retirement obligations, as well as an increase in Asian head office costs.

Africa:
Second quarter 2013 revenue from owned hotels was $4.6 million, up $1.0 million or 28% from $3.6 million in the second quarter of 2012. Revenue at the Company's three safari camps increased by $1.3 million due largely to higher RevPAR and revenue from third-party air services provided to guests previously reported net of related costs. The growth at the safari camps was partially offset by a $0.3 million decrease in revenue at Mount Nelson Hotel, Cape Town, South Africa, as a result of the year-over-year weakening of the South African rand versus the US dollar. Excluding the effect of currency movements, revenue in the region was $1.5 million ahead of last year.

Same store RevPAR for the region increased by 13% in US dollars and 28% in local currency primarily due to a 9% increase in ADR in US dollars (24% in local currency).

EBITDA for the second quarter was a loss of $0.1 million, representing a $0.4 million improvement from the $0.5 million loss recorded in the second quarter of 2012 due to cost savings at Mount Nelson Hotel following first quarter management restructuring actions and a rebate for past utilities charges.

South America:
Second quarter 2013 revenue from owned hotels was $20.7 million, up $0.7 million or 4% from $20.0 million in the second quarter of 2012. This increase was primarily the result of a $0.5 million increase in revenue from Copacabana Palace, Rio de Janeiro, Brazil, which, despite a challenging market in Rio, saw 10% ADR growth, as the hotel is starting to realize the benefits of the main building renovation that was completed in December 2012.

Same store RevPAR in the region increased by 6% in US dollars as a result of an 11% increase in ADR, offset by a two percentage point decrease in occupancy.

EBITDA for the quarter of $4.3 million was flat to the second quarter of last year, as revenue increases were primarily offset by higher fixed charges at Copacabana Palace.

Hotel management & part-ownership interests:
EBITDA for the second quarter of 2013 of $1.8 million was $0.2 million higher than EBITDA for the second quarter of 2012 due primarily to $0.5 million of cost savings related to the closure of the Singapore development office, partially offset by a $0.3 million decrease in EBITDA from the Peru hotels as a result of increased rooms supply in Cuzco and a US government travel warning that was issued and subsequently cancelled in the first quarter of 2013.

Restaurants:
Revenue from '21' Club in the second quarter of 2013 of $4.4 million was $0.5 million or 13% greater than in the second quarter of 2012 primarily as a result of increased banqueting revenue following the August 2012 renovation of the first floor banqueting space. EBITDA for the second quarter of 2013 was $0.6 million compared to $0.5 million in the second quarter of 2012.

Trains & cruises:
Revenue for the second quarter of 2013 was $25.0 million, down $2.0 million or 7% from $27.0 million in the second quarter of 2012. This decline was primarily the result of a $0.9 million decrease in revenue from Venice Simplon-Orient-Express and a combined $1.0 million decrease in revenue from the Company's UK day trains, which continued to feel the effects of a sluggish UK economy.

EBITDA of $5.7 million was $2.3 million lower than the $8.0 million recognized in the second quarter of 2012 primarily due to the revenue decreases as well as $0.3 million of pre-opening expenses associated with Orcaella, the Company's river cruise operation that launched in July in Myanmar, and decreases from PeruRail and Eastern & Oriental Express.

Central costs:
In the second quarter of 2013, central overheads were $6.9 million compared with $8.0 million in the prior-year period, a savings of $1.1 million primarily due to decreased legal and professional fees and other central cost savings.

In addition, the Company incurred $2.3 million of non-cash share-based compensation expense compared to $1.6 million in the second quarter of 2012.

Depreciation and amortization:
The depreciation and amortization charge for the second quarter of 2013 was $12.3 million, up from $10.5 million in the second quarter of 2012 as a result of the completion of several recent capital projects and the opening of El Encanto.

Interest:
The interest charge for the second quarter of 2013 was $8.0 million, up $1.6 million from $6.4 million in the prior year quarter. The company did not capitalize any interest related to El Encanto in the second quarter of 2013 compared to $1.0 million in the prior-year quarter.

Tax:
The tax charge for the second quarter of 2013 was $2.9 million compared to a charge of $7.5 million in the same quarter in the prior year. The tax charge in the second quarter of 2013 included a deferred tax credit of $3.4 million in respect of retranslating deferred tax liabilities recorded in local currencies, as these local currencies depreciated in the current period relative to the US dollar.

Investment:
The Company invested a total of $17.7 million in its portfolio during the second quarter of 2013, including $7.6 million for the renovation of El Encanto, $2.1 million at Charleston Place primarily for deposits associated with the rooms renovation project, $1.6 million at Copacabana Palace primarily for completion costs related to the main building refurbishment, $1.2 million at Grand Hotel Europe primarily for façade works as well as design and other costs associated with upcoming projects, and the balance for routine capital expenditures.

Balance Sheet

At June 30, 2013, the Company had total debt (including the current portion and debt of consolidated variable interest entities) of $628.6 million, working capital loans of $nil and cash balances of $132.0 million (including $18.4 million of total restricted cash, of which $12.6 million is in other assets), resulting in total net debt of $496.6 million compared to total net debt at the end of 2012 of $505.0 million. At June 30, 2013, the ratio of net debt to trailing 12-month adjusted EBITDA was 4.6 times, down from 4.8 times at December 31, 2012.

Undrawn amounts available to the Company at June 30, 2013 under short-term lines of credit were $4.3 million, bringing total cash availability (excluding restricted cash) at June 30, 2013 to $117.9 million.

At June 30, 2013, approximately 42% of the Company's debt was at fixed interest rates and 58% was at floating interest rates. The weighted average maturity of the debt was approximately 2.2 years and the weighted average interest rate was 4.1%. The Company had $95.2 million of debt repayments due within 12 months. These obligations are expected to be met through a combination of operating cash flow, proceeds from recent divestment of non-core assets, refinancing of the facilities, and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
				Restated (1)

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	75.2	70.9	91.2	86.6
- North America	36.1	30.0	66.8	59.1
- Rest of world	31.7	29.8	74.2	72.4
Total owned hotels	143.0	130.7	232.2	218.1
Hotel management & part-ownership interests	1.9	2.2	0.9	2.0
Restaurants	4.4	3.9	8.2	7.8
Trains & cruises	25.0	27.0	36.2	36.4
Total (2)	174.3	163.8	277.5	264.3

Analysis of earnings
Owned hotels
- Europe	28.1	26.8	20.2	19.2
- North America	7.6	6.9	13.7	14.1
- Rest of world	5.2	5.2	18.2	18.9
Hotel management & part-ownership interests	1.8	1.6	(0.2)	0.9
Restaurants	0.6	0.5	0.9	0.8
Trains & cruises	5.7	8.0	6.7	7.7
Central overheads	(6.9)	(8.0)	(15.4)	(15.5)
Share-based compensation	(2.3)	(1.6)	(3.9)	(3.6)
Central marketing costs	(0.2)	(0.3)	(0.6)	(0.6)
EBITDA before impairment	39.6	39.1	39.6	41.9
Impairment	—	—	(35.7)	—
EBITDA	39.6	39.1	3.9	41.9
Depreciation & amortization	(12.3)	(10.5)	(23.8)	(21.0)
Interest	(8.0)	(6.4)	(15.1)	(13.6)
Foreign exchange	0.9	(1.5)	3.0	(0.6)
Earnings/ (losses) before tax	20.2	20.7	(32.0)	6.7
Tax	(2.9)	(7.5)	3.1	(7.7)
Net earnings / (losses) from continuing operations	17.3	13.2	(28.9)	(1.0)
Discontinued operations	0.1	(1.5)	(0.8)	(1.1)
Net earnings / (losses)	17.4	11.7	(29.7)	(2.1)
Net losses / (earnings) attributable to non-controlling interests	0.1	0.1	(0.1)	(0.2)
Net earnings / (losses) attributable to Orient-Express Hotels Ltd.	17.5	11.8	(29.8)	(2.3)

Net earnings/ (losses) per common share attributable to Orient-Express Hotels Ltd.	0.17	0.11	(0.29)	(0.02)
Number of shares – millions	103.06	102.89	103.04	102.80

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the six months ended June 30, 2012 have been restated to include this gain.

(2) Comprises earnings from unconsolidated companies of $2.4 million (2012 - $3.3 million) and revenue of $171.9 million (2012 - $160.5 million) for three months ended June 30, 2013, and earnings from unconsolidated companies of $1.6 million (2012 - $3.3 million) and revenue of $275.9 million (2012 - $261.0 million) for six months ended June 30, 2013.

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Room Nights Available
Europe	84,285	85,827	132,324	135,206
North America	70,458	63,791	134,108	127,582
Rest of world	95,732	96,915	190,412	193,830
Worldwide	250,475	246,533	456,844	456,618

Rooms Nights Sold
Europe	52,008	52,139	68,518	67,793
North America	51,260	45,897	92,221	86,530
Rest of world	47,089	48,852	112,273	114,195
Worldwide	150,357	146,888	273,012	268,518

Occupancy
Europe	62%	61%	52%	50%
North America	73%	72%	69%	68%
Rest of world	49%	50%	59%	59%
Worldwide	60%	60%	60%	59%

Average Daily Rate (in US dollars)
Europe	837	772	738	691
North America	393	373	428	404
Rest of world	383	351	396	380
Worldwide	544	507	493	467

RevPAR (in US dollars)
Europe	517	469	382	347
North America	286	268	294	274
Rest of world	188	177	234	224
Worldwide	326	302	294	274

Same Store RevPAR (in US dollars)
Europe	517	469	382	347
North America	287	268	296	274
Rest of world	188	177	234	224
Worldwide	328	302	295	274

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	10%	10%	10%	10%
North America	7%	7%	8%	8%
Rest of world	6%	9%	4%	7%
Worldwide	9%	9%	8%	8%

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30,	December 31,
	2013	2012

Assets
Cash	113.6	93.4
Restricted cash	5.8	21.1
Accounts receivable	43.0	36.5
Due from unconsolidated companies	16.4	15.2
Prepaid expenses and other	28.8	21.2
Inventories	45.2	44.6
Other assets held for sale	2.9	22.1
Real estate assets	1.9	1.9
Total current assets	257.6	256.0

Property, plant & equipment, net of accumulated depreciation	1,125.5	1,171.6
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	185.1	183.8
Investments in unconsolidated companies	59.0	58.9
Goodwill	158.3	161.3
Other intangible assets	18.2	18.6
Other assets	56.2	41.8

Total assets	1,859.9	1,892.0

Liabilities and Equity
Working capital loans	—	—
Accounts payable	26.7	25.2
Accrued liabilities	82.3	77.5
Deferred revenue	40.6	30.5
Other liabilities held for sale	1.4	2.2
Current portion of long-term debt and capital leases	93.4	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	246.2	227.3

Long-term debt and obligations under capital leases	438.1	431.4
Long-term debt of consolidated variable interest entities	95.3	96.2
Deferred income taxes	102.8	104.1
Deferred income taxes of consolidated variable interest entities	59.9	60.3
Other liabilities	28.8	34.4

Total liabilities	971.0	953.7

Shareholders’ equity	886.4	936.0
Non-controlling interests	2.4	2.3
Total equity	888.8	938.3

Total liabilities and equity	1,859.9	1,892.0

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS

(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
				Restated (1)

EBITDA	39.6	39.1	3.9	41.9

Adjusted items:
Pre-opening expenses (2)	0.6	0.3	2.6	0.3
Management restructuring (3)	1.5	—	3.1	—
Write-off of fixed assets (4)	—	—	0.7	0.4
Write-down of receivable (5)	—	0.5	—	0.5
Acquisition proposal costs (6)	(0.3)	—	(0.1)	—
Impairment (7)	—	—	35.7	—

Adjusted EBITDA	41.4	39.9	45.9	43.1

Reported net earnings / (losses) attributable to Orient-Express Hotels Ltd.	17.5	11.8	(29.8)	(2.3)
Net losses / (earnings) attributable to non-controlling interests	0.1	0.1	(0.1)	(0.2)
Reported net earnings / (losses)	17.4	11.7	(29.7)	(2.1)
Discontinued operations net of tax	(0.1)	1.5	0.8	1.1
Net earnings / (losses) from continuing operations	17.3	13.2	(28.9)	(1.0)

Adjusted items net of tax:
Pre-opening expenses (2)	0.4	0.2	1.8	0.2
Management restructuring (3)	1.3	—	2.4	—
Write-off of fixed assets (4)	—	—	0.5	0.3
Write-down of receivable (5)	—	0.5	—	0.5
Acquisition proposal costs (6)	(0.3)	—	(0.1)	—
Impairment (7)	—	—	35.7	—
Deferred financing costs (8)	—	—	0.4	—
Interest rate swaps (9)	—	(0.2)	—	0.2
Foreign exchange (10)	(0.8)	1.0	(2.3)	0.1

Adjusted net earnings from continuing operations	17.9	14.7	9.4	0.3

Reported EPS	0.17	0.11	(0.29)	(0.02)
Reported EPS from continuing operations	0.17	0.13	(0.28)	(0.01)
Adjusted EPS from continuing operations	0.17	0.14	0.09	0.00
Number of shares (millions)	103.06	102.89	103.04	102.80

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the six months ended June 30, 2012 have been restated to include this gain

(2) Pre-opening expenses at El Encanto and Orcaella
(3) Restructuring and redundancy costs
(4) Non-cash write-off of fixed asset balances
(5) Write-down of receivable balance within central costs
(6) Release of accrual associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(7) Non-cash impairment at one owned property
(8) Non-cash write-off of deferred financing costs
(9) Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships
(10) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

$ millions	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
	2013	2013	2012	2012
			Restated (1)

EBITDA	55.7	3.9	41.9	93.7

Adjusted items:
Pre-opening expenses (2)	4.1	2.6	0.3	1.8
Management restructuring (3)	3.6	3.1	—	0.5
Write-off of fixed assets (4)	1.9	0.7	0.4	1.6
Write-down of receivable (5)	—	—	0.5	0.5
Acquisition proposal costs (6)	1.1	(0.1)	—	1.2
Loss on sale of real estate units (7)	0.6	—	—	0.6
Impairment (8)	41.6	35.7	—	5.9
Gain on disposal (9)	(1.5)	—	—	(1.5)

Adjusted EBITDA	107.1	45.9	43.1	104.3

EBITDA	55.7	3.9	41.9	93.7

Depreciation and amortization	(46.7)	(23.8)	(21.0)	(43.9)
Interest	(31.3)	(15.1)	(13.6)	(29.8)
Foreign exchange	0.8	3.0	(0.6)	(2.8)
(Losses) / earnings before tax	(21.5)	(32.0)	6.7	17.2
Tax	(17.0)	3.1	(7.7)	(27.8)
Net losses from continuing operations	(38.5)	(28.9)	(1.0)	(10.6)
Discontinued operations	4.0	(0.8)	(1.1)	3.7
Net loss	(34.5)	(29.7)	(2.1)	(6.9)

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the six months ended June 30, 2012 have been restated to include this gain

(2) Pre-opening expenses at El Encanto and Orcaella
(3) Restructuring and redundancy costs
(4) Non-cash write-off of fixed asset balances
(5) Write-down of receivable balance within central costs
(6) Costs / (release of accrual) associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(7) Loss on sale of final two units at Keswick Estate
(8) Non-cash impairment charges related to goodwill and long-lived assets
(9) Gain on disposal of capital lease and New York hotel project

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2013	December 31, 2012

Cash
Cash and cash equivalents	113.6	93.4
Restricted cash (including $12.6 million / $nil million classified within long-term other assets on the balance sheet)	18.4	21.1

Total cash	132	114.5

Total debt
Working capital facilities	—	—
Current portion of long-term debt and capital leases	93.4	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	438.1	431.4
Long-term debt held by consolidated variable interest entities	95.3	96.2

Total debt	628.6	619.5

Net debt	496.6	505.0

Adjusted EBITDA	107.1	104.3

Net debt / adjusted EBITDA	4.6 x	4.8 x

13

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company's EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company's operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible challenges to the Company's corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

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Orient-Express Hotels Ltd. will conduct a conference call on Wednesday, July 31, 2013 at 10 a.m. EDT (3 p.m. BST), which is accessible at +1 855 287 9927 (US toll free) or +44 (0)20 3059 8125 (Standard International) or 0800 368 0649 (UK Freephone). The participant password is Orient-Express Hotels. A re-play of the conference call will be available by telephone until 7:00 p.m. (EDT) Wednesday, August 7, 2013 and can be accessed by calling +1 866 268 1947 (US toll free) or +44 (0)121 260 4861 (Standard International). The access code is 1594165#. A re-play will also be available on the Company's website: www.orient-expresshotelsltd.com.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.